Exhibit 99.1

NEWS RELEASE Investor Contact: Gus Okwu / DRG&E 404-532-0086 gokwu@drg-e.com Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 415-659-3580 onapolitano@fibertower.com

FIBERTOWER REPORTS 2009 FOURTH QUARTER AND FULL YEAR RESULTS

San Francisco, CA, March 4, 2010 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the fourth quarter and year ended December 31, 2009.

Highlights for the fourth quarter of 2009 included the following:

•                  Service revenues grew 17% to $16.7 million from $14.3 million in the fourth quarter of 2008.  Service revenues grew 28% on an annual basis.

•                  Average monthly revenue per billing site grew 15% to $1,995 from $1,732 in the fourth quarter of 2008.

•                  Adjusted EBITDA improved to a loss of $2.2 million in the fourth quarter of 2009 as compared to a loss of $4.9 million in the fourth quarter of 2008.  Annually, Adjusted EBITDA improved by 60%.

•                  Cash and cash equivalents balance of $50.7 million at December 31, 2009.

•                  Completion of a debt transaction resulting in reductions in outstanding indebtedness and future cash interest payments and, extensions to maturities.

“Our consistent growth trends continued in the fourth quarter as we benefit from the dramatic increase in data demand that is driving the wireless industry,” said Kurt Van Wagenen, FiberTower’s President and Chief Executive Officer.  “In addition, we experienced an increase in sales activity toward the end of the year. We expect this momentum to continue in 2010 as we leverage our many accomplishments over the past year.”

2009 Fourth Quarter Consolidated Results

Service revenues for the three months ended December 31, 2009 increased by $2.4 million, or 17%, to $16.7 million compared to $14.3 million for the fourth quarter of 2008.  The sale of additional capacity and co-locations on our network drove most of the increase in service revenues during the fourth quarter of 2009.

Operating expenses in the fourth quarter decreased by $50.1 million, or 59%, from the fourth quarter of 2008.  Excluding an impairment charge to FCC licenses of $54.5 million in the fourth quarter of 2008, operating expenses increased by $4.4 million or 15% in the fourth quarter 2009.  The increase was primarily attributable to $4.2 million in legal and other costs related to completing the debt exchange transaction that closed on December 22, 2009 and an additional $3.2 million in stock-based compensation as a result of the debt exchange transaction.

On an Adjusted EBITDA basis, the loss in the fourth quarter of 2009 improved to $2.2 million compared to a loss of $4.9 million in the fourth quarter of 2008, representing a 55% improvement. Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).  The reconciliation of Adjusted EBITDA, which is a non-GAAP financial measure, to net income (loss) is provided at the end of this news release.

Net loss was $27.8 million for the fourth quarter compared to a net loss of $62.7 million for the fourth quarter of 2008 which includes the above mentioned impairment charge, and a corresponding recognition of an income tax benefit of $20.2 million.

On December 18, 2009, the Company completed a 1-for-10 reverse stock split of our common stock.

Twelve Months 2009 Consolidated Results

Service revenues for the twelve months ended December 31, 2009 increased by $14.0 million, or 28%, to $63.2 million compared to $49.2 million for 2008.  Increases throughout the year were driven by sales of additional capacity and increased co-locations.

Operating expenses for the year ended December 31, 2009 decreased by $159.6 million, or 58%, compared to 2008.  Operating expenses in 2008 included the above mentioned impairment charge to FCC licenses of $54.5 million, a goodwill impairment charge of $86.1 million, restructuring charges of $6.1 million and impairment charges to property and equipment of $16.4 million.

On an Adjusted EBITDA basis, the loss in 2009 improved to $13.3 million compared to a loss of $33.6 million in 2008 representing a 60% improvement on an annual basis.

Net loss for 2009 was $2.1 million compared to a net loss of $249.8 million for 2008.  The 2009 net loss includes a gain of $98.2 million on the early extinguishment of debt related to repurchases of debt during the first six months of 2009.

Liquidity and Capital Resources

During the fourth quarter of 2009, cash consumption was $34.3 million compared to $9.2 million in the fourth quarter of 2008.  Consolidated cash consumption for the fourth quarter of 2009 was $4.8 million excluding the impact of placing in escrow $11.0 million related to interest payments on the new 9% Senior Secured Notes due 2016, $12.7 million paid to note-holders as part of the debt exchange transaction, $3.8 million paid for debt exchange related expenses and $2.0 million in retention bonuses which were accelerated as a consequence of the transaction.

Outstanding debt, including accretion, at December 31, 2009 was $154.5 million comprised of $124.4 million in the 9.0% Senior Secured Notes due 2016 and $30.1 million in the 9.0% Convertible Senior Secured Notes due 2012.

Capital acquisitions for the fourth quarter of 2009 totaled $5.9 million of which $4.2 million was an indefeasible right of use of fiber acquired under a capital lease.  The majority of the capital investments made by FiberTower in the fourth quarter were used towards adding incremental customers at existing sites.

Consolidated cash and cash equivalents at December 31, 2009 were $50.7 million compared to $85.0 million at September 30, 2009.  In addition, at December 31, 2009, FiberTower held $11.6 million in restricted cash and investments primarily comprised of $11.0 million in cash and U.S. government agency bonds to be used for the payment of the first six semi-annual cash interest payments for the Notes due 2016.

“Over the last twelve months, we have taken actions to ensure that FiberTower is ideally positioned to actively participate in emerging opportunities,” said Thomas Scott, Chief Financial Officer of FiberTower.  “Entering into 2010, we are now better able to consider other areas of investment activity including new site deployment and opportunistic fiber purchases.”

Conference Call Details

FiberTower has scheduled a conference call for Friday, March 5, 2010 at 11:30 a.m. Eastern Time to discuss 2009 fourth quarter results.  Please dial 480-629-9723 and ask for the FiberTower call (ID #4218083) at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on March 12, 2010 and may be accessed by dialing 303-590-3030 using the passcode ID #4218083.  During the call, the Company will review a slide presentation that summarizes results for the fourth quarter and 2009 full year and provides guidance for 2010 results.  The presentation may be accessed at http://www.fibertower.com/corp/investors-presentations-and-events.shtml.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, guidance for expected ranges of 2010 revenue, Adjusted EBITDA and capital expenditures, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, and anticipated cash balances.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

FIBERTOWER CORPORATION

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Service revenues	$16,733	$14,270	$63,244	$49,227
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	15,249	17,270	58,220	79,808
Sales and marketing	1,204	855	3,262	5,456
General and administrative	11,037	4,744	27,834	20,237
Depreciation and amortization	6,800	6,989	27,840	24,897
Restructuring charges	81	125	372	6,087
Impairment of FCC licenses	—	54,505	—	54,505
Impairment of goodwill	—	—	—	86,093
Total operating expenses	34,371	84,488	117,528	277,083
Loss from operations	(17,638)	(70,218)	(54,284)	(227,856)
Other income (expense):
Interest income	36	559	295	5,316
Interest expense	(10,150)	(13,436)	(47,605)	(47,742)
Gain on early extinguishment of debt, net	—	—	98,248	—
Miscellaneous income (expense), net	(206)	216	(39)	264
Total other income (expense), net	(10,320)	(12,661)	50,899	(42,162)
Loss before income taxes	(27,958)	(82,879)	(3,385)	(270,018)
Income tax benefit	160	20,189	1,247	20,189
Net loss	$(27,798)	$(62,690)	$(2,138)	$(249,829)

Basic and diluted net loss per share attributable to common stockholders	$(1.53)	$(4.16)	$(0.13)	$(16.65)

Shares used in computing net loss per share	17,771	14,531	15,481	14,462

FIBERTOWER CORPORATION

Consolidated Balance Sheets

(In thousands, except par value)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$50,669	$154,357
Restricted cash and investments, current portion	3,898	343
Accounts receivable, net of allowances of $50 and $37 at December 31, 2009 and December 31, 2008, respectively	6,824	6,652
Prepaid expenses and other current assets	2,119	2,502
Total current assets	63,510	163,854
Restricted cash and investments	7,702	134
Property and equipment, net	221,417	236,585
FCC licenses	287,495	287,495
Debt issuance costs, net	466	9,599
Intangible and other long-term assets, net	3,836	3,802
Total assets	$584,426	$701,469

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$3,209	$3,826
Accrued compensation and related benefits	1,769	2,052
Accrued interest payable	465	4,628
Other accrued liabilities	1,138	1,984
Current portion of accrued restructuring costs	1,215	1,342
Current portion of obligations under capital lease	253	—
Total current liabilities	8,049	13,832
Other liabilities	809	1,419
Deferred rent	7,206	6,175
Asset retirement obligations	4,550	4,048
Accrued restructuring costs, net of current portion	1,560	2,436
Obligations under capital lease, net of current portion	3,471	—
Long-term debt	154,528	430,317
Deferred tax liability	71,904	73,372
Total liabilities	252,077	531,599
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 45,701 and 15,052 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	46	15
Additional paid-in capital	958,817	794,231
Accumulated deficit	(626,514)	(624,376)
Total stockholders’ equity	332,349	169,870
Total liabilities and stockholders’ equity	$584,426	$701,469

FIBERTOWER CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2009	2008
	(unaudited)
Operating activities
Net loss	$(2,138)	$(249,829)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,840	24,897
Gain on early extinguishment of debt, net	(98,248)	—
Non-cash payment-in-kind of interest	33,529	—
Decline in value of embedded derivative	—	—
Accretion of convertible notes	15,572	14,539
Accretion of investments in debt securities	—	(917)
Accretion of asset retirement obligations	501	440
Amortization of debt issuance costs	1,365	2,256
Stock-based compensation	8,016	6,274
Loss on disposal of equipment	254	68
Impairment of long-lived assets and other charges	270	16,439
Restructuring charges	372	4,046
Impairment of FCC licenses	—	54,505
Impairment of goodwill	—	86,093
Income tax benefit	(1,247)	(20,189)
Net changes in operating assets and liabilities:
Accounts receivable, net	(172)	(2,968)
Prepaid expenses and other current assets	383	(662)
Other long-term assets	(333)	(127)
Accounts payable	(617)	(9,846)
Accrued compensation and related benefits	(283)	(1,317)
Accrued interest payable	(4,163)	(1)
Other accrued liabilities	559	1,342
Net cash (used) in operating activities	(18,540)	(74,957)
Investing activities
Purchases of short-term investments	—	—
Maturities of short-term investments	—	—
Maturities of certificates of deposit	—	5,000
Maturities of restricted cash and investments	—	37,419
Increase in restricted cash and investments	(11,123)	—
Deposit under capital lease obligation	(500)	—
Purchase of property and equipment	(8,632)	(36,795)
Net cash (used) provided in investing activities	(20,255)	5,624
Financing activities
Cash paid for repurchases of Notes due 2012	(52,180)	—
Cash paid upon redemption of Interim Notes	(12,713)	—
Proceeds from exercise of stock options	—	360
Cash (used) provided in financing activities	(64,893)	360
Net decrease in cash and cash equivalents	(103,688)	(68,973)
Cash and cash equivalents at beginning of year	154,357	223,330

Cash and cash equivalents at end of year	$50,669	$154,357

Reconciliation of Non-GAAP Financial Measures:

This news release includes the use of adjusted EBITDA, which is a non-GAAP financial measure management uses to monitor the financial performance of the Company’s operations.  This measurement, together with GAAP measures such as revenue and loss from operations, assists management in its decision-making processes relating to the operation of the Company’s business.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt,   debt exchange expenses and other income (expense).  Adjusted EBITDA is not a substitute for operating income, net income (loss), or cash flow used in operating activities as determined in accordance with GAAP, as a measure of performance or liquidity.  In addition, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.  The following table shows the calculation of the Company’s total Adjusted EBITDA reconciled to net income (loss).

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net loss	$(27,798)	$(62,690)	$(2,138)	$(249,829)
Depreciation and amortization	6,800	6,989	27,840	24,897
Stock-based compensation	4,462	1,548	8,016	6,274
Exchange offer and redemption of debt expenses	4,222	—	4,476	—
Impairment of FCC licenses	—	54,505	—	54,505
Impairment of goodwill	—	—	—	86,093
Interest income	(36)	(559)	(295)	(5,316)
Interest expense	10,150	13,436	47,605	47,742
Gain on early extinguishment of debt, net	—	—	(98,248)	—
Impairment of long-lived assets and other charges and credits	150	2,030	681	22,262
Income tax benefit	(160)	(20,189)	(1,247)	(20,189)

Adjusted EBITDA	$(2,210)	$(4,930)	$(13,310)	$(33,561)